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                                  Exhibit 99.7

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), dated as of the 15th day of April, 1999, by and between AmerUs Life Holdings, Inc., an Iowa corporation ("AMH"), and Marcia S. Hanson, a resident of Clive, Iowa ("Employee").

                              W I T N E S S E T H:

         WHEREAS, AmerUs Group Co. ("AmerUs Group"), Employee and AmerUs Bank were parties to that certain Employment Agreement dated as of November 21, 1997, as amended (the "Prior Agreement"); and

         WHEREAS, on August 1, 1998, Employee became an employee of AMH in connection with AmerUs Group's sale of AmerUs Bank; and

         WHEREAS, in consideration of the value of Employee to AMH, AMH desires to employ and retain Employee as its Executive Vice President, and AMH and Employee desire to amend and restate the Prior Agreement to reflect changes in the employment relationship between AMH and Employee, on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the covenants contained hereinbelow, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. EMPLOYMENT. AMH hereby agrees to employ Employee as its Executive Vice President, and Employee hereby agrees to accept such employment and to perform the services specified herein upon the terms and conditions hereinafter set forth.

         2. TERM. The term of employment hereunder shall commence as of April 15, 1999, and continue until November 20, 2000, unless sooner terminated in accordance with the provisions hereof. Notwithstanding anything contained in this Agreement to the contrary, on November 21, 2000, the provisions contained Paragraphs 3, 4, 7.1, 8.1, 8.2, 8.5, 21, 22 and 23 and the first sentence of Paragraph 7.2(a) hereof shall cease to have any force or effect and shall be deleted (except for any definitions contained therein and used elsewhere in this Agreement), and Paragraph 8.3 hereof shall be deleted and replaced with the following new Paragraph 8.3:

                           "8.3. Termination of Employee Without Good Reason.
                  Employee is an "at-will" employee and her employment may be terminated at any time with or without Cause and unless the employment of Employee is terminated for Good Reason as described in Paragraph 7.3 hereof or by AMH following a Change of Control as described in Paragraph 7.4(a) hereof, she will not be entitled to any compensation, payments or benefits under this Agreement."

The remaining provisions of this Agreement shall continue for so long as Employee continues to be an employee of AMH.

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         3.       COMPENSATION.

                  3.1 Base Compensation. Employee shall receive as compensation for her services hereunder an annual salary of $240,000, which sum shall be payable in equal semimonthly installments (the "Base Compensation") during the term hereof. Employee's Base Compensation shall be reviewed at least annually by the Board of Directors of AMH (the "Board of Directors"), and Employee shall be entitled to such increases in her Base Compensation as the Board of Directors may determine based on her performance and other relevant criteria.

                  3.2 Bonus and Related Matters. Employee shall also be entitled to participate in any bonus, incentive, and/or supplemental retirement plans or arrangements that AMH may establish and maintain from time to time. Employee's benefits under such plans and arrangements shall be determined pursuant to the terms of such plans and arrangements and shall be commensurate with her position within AMH vis-a-vis other members of executive management of AMH. Upon the submission of properly documented expense account reports, AMH shall reimburse Employee for legitimate expenses incurred in the course of her employment.

         4. VACATION, INSURANCE AND AUTOMOBILE ALLOWANCE. Employee shall be entitled to participate in any life and health insurance benefits which are generally extended, from time to time, to the employees of AMH, to reasonable vacations, consistent with AMH's policies, and to an automobile allowance in such amount as determined from time to time by the Board of Directors.

         5. DUTIES. Employee shall faithfully and diligently perform her duties under this Agreement as prescribed, from time to time, by the Chief Executive Officer of AMH.

         6. EXTENT OF SERVICE. Employee shall devote substantially all of her business time, attention and energy to AMH and its Affiliates (as that term is defined in Paragraph 7.4(c) hereof) and shall not, during the term of her employment, be actively engaged in any managerial or employment capacity in any other business activity for gain, profit or other pecuniary advantage which detracts significantly from Employee's performance of her duties and responsibilities to AMH and its Affiliates.

         7. TERMINATION.

                  7.1. Death or Disability. This Agreement shall terminate automatically upon the death of Employee or if her employment ceases as a result of "Termination by Disability." For purposes herein, Termination by Disability shall be deemed to occur if Employee's employment with AMH is terminated because of her "disability" as determined under AMH's primary long-term disability plan (the "LTD Plan"). The effective date of Employee's Termination by Disability hereunder shall be the effective date of her "disability" under the LTD Plan.


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                  7.2.     Cause or Without Cause.

                           (a) Cause. AMH may terminate the employment of
                  Employee under this Agreement for "Cause." AMH shall have "Cause" to terminate Employee's employment for Employee's personal dishonesty, gross negligence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.

                           (b) Without Cause. Employee agrees and understands
                  that she is employed by AMH on an "at will" basis and that the Board of Directors may terminate her employment at any time without Cause.

                  7.3 Termination by Employee for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence of both (i) a "Change of Control," as defined in Paragraph 7.3(c) below, without Employee being offered "Comparable Employment," as provided in Paragraph 7.4 hereof, and (ii) a "Material Event," as defined in Paragraph 7.3(d) below:

                           (a) If the employment of Employee is terminated by
                  Employee for Good Reason, Employee shall be entitled to the severance payment and benefits provided in Paragraph 8.4 hereof.

                           (b) Any offer of Comparable Employment following a
                  Change of Control shall remain open for at least fifteen (15) days after such offer is extended to Employee. If Employee does not accept an offer of Comparable Employment following a Change of Control within fifteen (15) days after it is offered, all rights of Employee under this Agreement shall cease.

                           (c) For purposes of this Agreement, a "Change of
                  Control" shall mean any Transaction or series of Transactions involving AMH or any Affiliate of AMH which results in either
                  (i) AMHC not directly or indirectly owning or controlling shares of stock of AMH sufficient to cast a majority of the votes necessary to elect members of the Board of Directors of AMH ("Voting Control"); (ii) the individuals who, prior to such Transaction, constituted the board of directors of AMHC ceasing to constitute at least a majority thereof, unless the election, or the nomination for election of each director of AMHC for a period of two (2) years following the consummation of such Transaction was approved by a vote of at least two-thirds of the directors of AMHC then still in office who were directors of AMHC prior to such Transaction; (iii) the individuals who, prior to such Transaction, constituted the board of directors of AMH ceasing to constitute at least a majority thereof, unless the election, or the nomination for election of each director of AMH for a period of two (2) years following the consummation of such Transaction was approved by a vote of at


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                  least two-thirds of the directors of AMH then still in office who were directors of AMH prior to such Transaction; or (iv) the acquisition by any Person other than AMHC or its subsidiaries of the beneficial ownership, as defined in Rule 13d-3 of the Securities Exchange Act of 1934, of more than twenty-five percent (25%) of the shares of stock of AMH which are entitled to elect the board of directors of AMH at any time that AMHC does not have beneficial ownership of the Voting Control of AMH; provided, however, that in the case of
                  (i), (ii) and (iii), a Transaction which is a Demutualization shall not constitute a Change of Control if the directors elected or nominated for election to either AMHC's or AMH's respective board of directors by AMHC's or AMH's respective stockholders following the Demutualization were the directors of AMHC or AMH, respectively, prior to such Demutualization, or if the election, or the nomination for election, by AMHC's or AMH's respective stockholders, of each director of AMHC or AMH, respectively, for a period of two (2) years following the consummation of such Demutualization was approved by a vote of at least two-thirds of the directors of AMHC or AMH then still in office who were the respective directors of AMHC or AMH prior to such Demutualization.

                           (d) For purposes of this Agreement, "Material Event"
                  shall mean the occurrence of any one of the following events without Employee's express written consent:

                                    (1) The assignment to Employee of any duties
                           substantially inconsistent with her current position, duties, responsibilities or status with AMH or a substantial reduction of her duties or responsibilities, as compared with her duties or responsibilities prior to such reduction, or any removal of Employee from, or any failure to re-elect her to, the position she held at the time of such removal or failure to re-elect, except in connection with termination of her employment for Cause;

                                    (2) A reduction in the amount of Employee's
                           Base Compensation, a material reduction in payments received by Employee under any bonus or incentive plans in which Employee participates or a material reduction in any other employee perquisites to which Employee is entitled;

                                    (3) The relocation of Employee's principal
                           office to a location more than thirty-five (35) miles from the location of such office immediately prior to such relocation;

                                    (4) Any breach by AMH of any of the
                           provisions of this Agreement, any executive severance agreement between AMH and Employee, or any failure by AMH to carry out any of its obligations hereunder.

                           (e) For purposes of this Agreement, "AMHC" shall mean
                  American Mutual Holding Company; "Transaction" shall mean any merger, consolidation,



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                  tender or exchange offer, dissolution, liquidation, sale or exchange of stock, business combination, sale or exchange of all or substantially all assets, demutualization or other similar transaction or combination of the foregoing by or between persons who were not under common control prior to such transaction; and "Demutualization" shall mean any transaction in which more than fifty percent (50%) of the assets of AMHC are (i) distributed or otherwise transferred to the members of AMHC or (ii) are offered to the members of AMHC.

                  7.4. Termination of Employment by AMH Following Change of
                       Control.

                           (a) If the employment of Employee is terminated by
                  AMH following a Change of Control, and such termination is not for Cause, Employee shall be entitled to the severance payment and benefits provided in Paragraph 8.4 hereof; provided, however, that if Employee accepts an offer of Comparable Employment, the provisions of Paragraph 7.4(b) hereof shall apply rather than this Paragraph 7.4(a).

                           (b) If Employee timely accepts an offer of Comparable
                  Employment following a Change of Control and if within two (2) years following the date such offer of Comparable Employment is accepted either (i) the employment of Employee is terminated by AMH without Cause or (ii) a Material Event occurs and Employee elects to terminate her employment with AMH (which will also be considered a termination of employment by Employee for Good Reason for purposes hereof), then Employee shall be entitled to the severance payment and benefits provided in Paragraph 8.4 hereof.

                           (c) For purposes of this Agreement, "Comparable
                  Employment" shall mean employment with AMH, an Affiliate thereof or a third party involved in any Change of Control on terms and conditions (including without limitation geographic location) which in the aggregate are at least substantially comparable to the terms and conditions of employment prevailing with respect to Employee immediately preceding a Change of Control (without regard to the benefit provided in Paragraph 8.4(a)(ii) hereof). For purposes of this Agreement, "Affiliate" shall mean with respect to any Person, any Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such entity; provided, however, that any Person which owns directly or indirectly ten percent (10%) or more of the securities having ordinary voting power for the election of directors or any other governing body of a corporation or ten percent (10%) or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such Person) will be deemed to control such Person. For purposes of this Agreement, "Person" shall mean an individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.


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                           (d) If Employee accepts the offer of Comparable
                  Employment, all references to AMH contained in this Agreement shall, where appropriate, be considered references to Employee's new employer.

                  7.5. Notice of Termination. Any termination of the employment of Employee shall be communicated by a Notice of Termination to the other party hereto. If there is any dispute or controversy under this Agreement with respect to Employee's entitlement to the severance payment and benefits provided in Paragraph 8.4 hereof, or the amount of same, except in the event of a termination for Cause by AMH, AMH shall continue to pay Employee the full compensation and benefits in effect when the Notice of Termination was given (including without limitation Base Compensation and payments under any bonus and incentive plans in which Employee participates), until the earlier of the date when the dispute is finally resolved or twelve (12) months from the date when the Notice of Termination was given. Amounts paid under the preceding sentence shall be offset against and shall reduce any other amounts due under this Agreement, including any severance payment or benefits provided in Paragraph 8.4 hereof and any arbitration award under Paragraph 14 hereof. For purposes of this Agreement, "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated. For purposes of this Agreement, "Termination Date" shall mean the date on which the employment of Employee with AMH terminates.

         8. COMPENSATION DURING DISABILITY OR UPON TERMINATION OF EMPLOYMENT.

                  8.1. Disability. During any period that Employee fails to perform her duties hereunder as a result of incapacity due to physical or mental illness, she shall continue to receive her Base Compensation at the rate then in effect until a Termination by Disability occurs as defined in Paragraph 7.1 hereof. Thereafter, Employee's benefits shall be determined in accordance with AMH's LTD Plan, including any supplemental plan for other members of executive management in which Employee participates or any substitute plans then in effect, and AMH shall have no further obligations to her under this Agreement.

                  8.2. Death. If the employment of Employee is terminated because of her death prior to the expiration of the term of this Agreement, then her estate, heirs or beneficiaries shall not be entitled to any benefits pursuant to this Agreement, but they shall be entitled to any benefits payable to them pursuant to the terms of applicable employee benefit plans or insurance arrangements sponsored by AMH.

                  8.3. Voluntary Termination Without Good Reason or Termination for Cause. In the event Employee voluntarily ceases employment with AMH without Good Reason prior to expiration of the term of this Agreement or in the event her employment is terminated for Cause by AMH prior to the expiration of the term of this Agreement, AMH shall pay her Base Compensation through the Termination Date at the rate in effect



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         at the time the Notice of Termination is given and AMH shall have no further obligation to her under this Agreement.

                  8.4      Termination for Good Reason or Without Cause.

                           (a) In the event the employment of Employee is
                  terminated by Employee for Good Reason as described in Paragraph 7.3 hereof or by AMH following a Change of Control as described in Paragraph 7.4(a) hereof, AMH shall pay to Employee the following severance payment and benefits, which severance payment shall be paid in a lump sum within thirty-five (35) days following the Termination Date:

                                    (i) Any amount of Employee's Base
                           Compensation earned but unpaid through the Termination Date; and

                                    (ii) In lieu of any further salary, bonus,
                           compensation or other payments of any kind to Employee for periods after the Termination Date, an amount equal to:

                                            (A)      the sum of:

                                                     (I)  Employee's Base
                                            Compensation, plus

                                                     (II) the greater of (a) the
                                            amount of Employee's bonuses
                                            (whether in cash, stock or
                                            otherwise) under AMH's Management
                                            Incentive Plan, the AmerUs Group MIP
                                            Deferral Plan and any similar or
                                            successor plans providing bonuses on
                                            deferred compensation during the
                                            twelve (12) months immediately
                                            preceding the Termination Date
                                            (including any portion of such
                                            bonuses that were deferred by
                                            Employee, but not including any
                                            employer match on any such deferred
                                            amount); (b) the amount of such
                                            bonuses (as described in clause (a))
                                            during the twenty-four (24) months
                                            immediately preceding the
                                            Termination Date divided by the
                                            number two (2); or (c) the amount of
                                            the bonuses (as described in clause
                                            (a)) that would have been paid
                                            during the twenty-four (24) months
                                            immediately preceding the
                                            Termination Date if the Plan Target
                                            Level (as defined by the Plans (as
                                            that term is defined in Paragraph
                                            8.4(c) below)) had been achieved
                                            divided by the number two (2);

                                            B) multiplied by the number two (2);
                                               and

                                    (iii) An amount equal to the contributions
                           from AMH Employee would have otherwise been entitled to under the Plans if Employee had remained an employee of AMH until and including December 31 of the calendar year in which Employee's employment terminates and Employee



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                           had earned the amounts set forth in Paragraph
                           8.4(a)(ii)(A) hereof through said December 31st;

                  provided, however, if Section 280G(a) of the Internal Revenue Code of 1986, as amended (the "Code"), is applicable, the amount of all payments made under this Agreement shall be limited to the extent necessary so that, within the meaning of
                  Section 280G(b)(2)(A)(ii) of the Code, the aggregate present value of the payments in the nature of compensation to (or for the benefit of) Employee which are contingent on a Change of Control (with a Change of Control for this purpose being defined in terms of a "change" described in either Section 280G(b)(2)(A)(i)(I) or (II) of the Code) are limited to an amount equal to 2.999 multiplied by the "base amount," as such term is defined in Section 280G(b)(3) of the Code.

                           (b) In the event the employment of Employee is
                  terminated by Employee for Good Reason as described in Paragraph 7.3 hereof or by AMH following a Change of Control as described in Paragraph 7.4(a) hereof, AMH shall continue to provide to Employee the benefits described in this Paragraph 8.4(b). AMH shall maintain in full force and effect, for the benefit of Employee for two (2) years after the Termination Date, all employee welfare benefit plans and programs or arrangements in which Employee was entitled to participate immediately prior to the Termination Date; provided, however, that Employee's continued participation is possible under the general terms and provisions of such plans, programs and arrangements. In the event that Employee's continued participation in any such plan, program or arrangement is not possible, AMH shall arrange to provide Employee with substantially equivalent benefits. At the end of the period of coverage, Employee shall have the option to have assigned to Employee at no cost and with no apportionment of prepaid premiums any assignable insurance policy owned by AMH and relating specifically to Employee. Notwithstanding the foregoing, Employee's period of continued coverage under any such plan, program or arrangement (or any AMH-arranged provision of such benefits) shall terminate as of the date Employee becomes eligible to participate in a similar plan, program or arrangement of another employer. Employee shall be deemed to be "eligible to participate" for this purpose even if Employee is required to pay an employee premium and even if the new plan, program or arrangement imposes preexisting condition limitations or restrictions. In addition, Employee shall be fully vested in all of her account in the All*AmerUs Savings & Retirement Plan and the All*AmerUs Supplemental Executive Retirement Plan.

                           (c) Except as provided in Paragraph 8.4(b) hereof,
                  Employee shall not be entitled to any benefits under the All*AmerUs Savings & Retirement Plan, the All*AmerUs Supplemental Executive Retirement Plan, the All*AmerUs Excess Benefit Plan, the Interim Benefit Supplement or the American Mutual Life Insurance Company Performance Share Plan (collectively, the "Plans") as of the



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                  Termination Date other than the benefits earned pursuant to the specific terms of said Plans.

                           (d) Employee shall not be required to mitigate the
                  amount of any payment provided for in this Paragraph 8.4 by seeking other employment or otherwise, nor shall the amount of any payment provided in this Paragraph 8.4 (other than the earlier termination of certain employee benefits as described in Paragraph 8.4(b) above) be reduced by any compensation earned by Employee as the result of employment by another employer after the Termination Date, or otherwise. AMH's obligations to pay Employee the compensation and make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances including, without limitation, any set-off (except as provided in Paragraphs 7.5 and 15.2 hereof) counterclaim, recoupment, defense or other right which AMH may have. All amounts payable by AMH hereunder shall be paid without notice and demand.

                  8.5 Indemnification. Employee shall be entitled throughout the term of this Agreement and thereafter to indemnification by AMH in respect of any actions or omissions as an employee, officer or director of AMH (or any successor pursuant to Paragraph 9 hereof) or of any Affiliate of AMH to the fullest extent permitted by law.

         9. SUCCESSORS; BINDING AGREEMENT. This Agreement shall be binding on and inure to the benefit of the successors and assigns of AMH. This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         10. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, provided that all notices to AMH shall be directed to the attention of the Chief Executive Officer of AMH, with a copy to the Secretary of AMH, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         AMH:          Chief Executive Officer
                       AmerUs Life Holdings, Inc.
                       699 Walnut Street
                       Des Moines, Iowa  50309

                       Secretary
                       AmerUs Life Holdings, Inc.
                       699 Walnut Street
                       Des Moines, Iowa  50309

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         EMPLOYEE:     Marcia S. Hanson
                       13080 Cedarcrest Lane
                       Clive, IA  50325


         11. AMENDMENT; WAIVER. No provisions of this Agreement may be modified, waived or amended unless such waiver, modification or amendment is agreed to in writing and signed by (i) Employee, and (ii) such officer as may be specifically designated by the Board of Directors to act on behalf of AMH for such purpose, and such provisions shall be modified, waived or amended only to the extent set forth in such writing.

         12. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         14. ARBITRATION. Any dispute, disagreement or other question arising from this Agreement or the interpretation thereof shall be settled by arbitration in accordance with the commercial rules then in effect of the American Arbitration Association, except that the arbitrator(s) shall be selected in accordance with the following procedure: such dispute, disagreement or other question shall be referred to and decided by a single arbitrator if the parties can agree upon one within fifteen (15) days after either of the parties shall notify the other, as provided in Paragraph 7.5 of this Agreement, that it wishes to avail itself of the provisions of this Paragraph 14; otherwise, such dispute, disagreement or other question shall be referred to and decided by three arbitrators, one to be appointed by AMH and one to be appointed by Employee, each such appointment to be made within ten (10) days after the expiration of the fifteen (15) day period referred to above, and the third arbitrator to be appointed by the first two arbitrators within twenty (20) days after the expiration of such ten (10) day period. If the first two arbitrators cannot reach agreement on the third arbitrator within said twenty (20) day period, the third arbitrator shall be an impartial arbitrator appointed by the President of the American Arbitration Association within thirty (30) days after the expiration of said twenty (20) day period. Hearings of the arbitrator(s) shall be held in Des Moines, Iowa, unless the parties agree otherwise. Judgment upon an award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction, including courts in the State of Iowa. Any award so rendered shall be final and binding upon the parties hereto. Except as otherwise provided in Paragraph 15 hereof all costs and expenses of the arbitrator(s) shall be paid as determined by such arbitrator(s), and all costs and expenses of experts, witnesses and other persons retained by the parties shall be borne by them respectively.

         15. INDEMNIFICATION FOR EXPENSES; ADVANCEMENT OF EXPENSES.

                  15.1. Indemnification. AMH shall pay, and indemnify Employee against, all costs and expenses, including without limitation the fees and expenses of attorneys, arbitrators, experts and witnesses, incurred by or on behalf of Employee in connection



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         with any arbitration or legal claim or proceeding arising from this
         Agreement or the interpretation thereof, to the extent that Employee is successful, on the merits or otherwise, in any such claim or proceeding. If Employee is not wholly successful in such claim or proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such claim or proceeding, then AMH shall indemnify Employee against all such costs and expenses incurred by her or on her behalf in connection with each successfully resolved claim, issue or matter.

                  15.2. Advance of Expenses. AMH shall advance all such costs and expenses incurred by or on behalf of Employee in connection with any such claim or proceeding referred to in Paragraph 15.1 hereof within twenty (20) days after the receipt by AMH of a statement or statements from Employee requesting such advance or advances, whether prior to or after final disposition of such claim or proceeding. Such statement or statements shall reasonably evidence the costs and expenses incurred by Employee and shall be preceded or accompanied by an undertaking by or on behalf of Employee to repay any costs and expenses advanced if it shall ultimately be determined that Employee is not entitled to be indemnified against such costs and expenses, and, furthermore, if Employee fails to repay any costs and expenses that are advanced, then such amounts shall be offset against and shall reduce any other amounts due under this Agreement.

         16. INTEREST. AMH shall pay Employee interest at a rate of ten percent (10%) per annum on any benefits payable to Employee hereunder not paid on the date provided for herein from such date until the date of payment.

         17. GENERAL CREDITOR. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind or a fiduciary relationship between AMH and Employee or any other person, nor shall any money or property of AMH be segregated for the benefit of Employee to satisfy the obligations of AMH hereunder. To the extent that Employee acquires a right to receive payments hereunder, such rights shall be no greater than the right of any general unsecured creditor of AMH. Except as expressly provided herein, each payment shall be made in cash from the general assets of AMH.

         18. NO ASSIGNMENT. The right of Employee or any other person to the payment of amounts or other benefits under this Agreement shall not be assigned, alienated, hypothecated, placed in trust, disposed of, transferred, pledged or encumbered (except by will or by the laws of descent and distribution), and, to the extent permitted by law, no such amount or payment shall in any way be subject to any legal process to subject the same to the payments of any claim against Employee or any other person.

         19. NONVESTED RIGHTS. The rights and benefits of Employee under this Agreement are nonvested rights and benefits of Employee.

         20. TAX WITHHOLDING. AMH will have the right to withhold from any transfer or payment made to Employee or to any other person hereunder, whether such payment is to be made in cash or other property, all applicable federal, state, city or other taxes or foreign taxes as



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shall be required in the determination of AMH, pursuant to any statute or governmental regulation or ruling.

         21. DISCLOSURE OF INFORMATION. Employee hereby acknowledges that she will have access to confidential information of AMH and of corporations affiliated with AMH and that such information may constitute valuable, special and unique property of AMH and such other corporations. Employee will not, during or after the term of her employment hereunder, disclose any such confidential information to any person or entity for any reason or purpose whatsoever, including, without limitation, the disclosure of the terms and conditions of this Agreement, except as may be required by law. If Employee becomes legally compelled to disclose any confidential information, Employee will provide AMH prompt notice thereof so that AMH may seek a protective order or other appropriate remedy and Employee will cooperate with AMH in that effort. If such protective order or other remedy is not obtained, Employee (a) will furnish only that portion of the confidential information that Employee is advised by written opinion of counsel is legally required and (b) will exercise her best effort to obtain reliable assurance that confidential treatment will be accorded such confidential information.

         22. AGREEMENT NOT TO SOLICIT EMPLOYEES OR AGENTS. Employee agrees that, for a period of three (3) years following the termination of her employment with AMH, neither she nor any affiliate shall, either alone or on behalf of any business engaged in competition with AMH, solicit or induce, or in any manner attempt to solicit or induce any person employed by, or an agent of, AMH to terminate his or her contract or employment or agency, as the case may be, with AMH.

         23. NON-DISPARAGEMENT. Employee agrees that during and after the term of this Agreement she will not (a) take any action that will demean, disparage, or criticize AMH, its subsidiaries, divisions, or affiliates or any of their respective officers, employees, agents, directors, or stockholders, or (b) make any negative or adverse remarks whatsoever to any third party, including without limitation, actual or potential customers, investors of AMH, and past, current, or future employees, agents, and/or consultants of AMH, concerning the business, operations, technologies, products, services, marketing strategies, pricing policies, management, affairs and financial condition of AMH, its subsidiaries, divisions, affiliates, and/or their successors, assigns, stockholders, officers, directors, and employees; provided, however, that nothing contained in this Paragraph shall be deemed to prohibit Employee from truthfully responding to inquiries pursuant to legal process, providing information as required by law, conducting internal employee performance appraisals, providing information to the Board of Directors or AMH's officers, employees, and investors as necessary in the performance by Employee of her duties.

         24. RETURN OF DOCUMENTS. Employee agrees that upon her termination from AMH, whether voluntary or otherwise, Employee shall deliver to AMH all notes, letters, documents, and records which may contain proprietary information which are then in her possession or control and shall destroy any and all copies and summaries thereof not returned to AMH.

         25. INJUNCTIVE RELIEF. Notwithstanding the provisions of Paragraph 14 hereof, in the event of a breach or threatened breach by Employee of the provisions of this Agreement,



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AMH shall be entitled to an injunction to prevent irreparable injury to AMH. In this regard, Employee understands and agrees that any breach by Employee of the provisions of this Agreement will result in serious and irreparable injury to AMH and its business and that the remedy at law alone will be an inadequate remedy for such breach.

         26. GOVERNING LAW. The terms and provisions of this Agreement, including without limitation the provisions for arbitration under Paragraph 14 hereof, shall be construed in accordance with, and governed by, the laws of the State of Iowa, except to the extent federal law applies.

         27. AMENDMENT AND RESTATEMENT; ENTIRETY. This Agreement amends, restates and replaces in its entirety the Prior Agreement. This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereto, and upon the execution and delivery of this Agreement, neither AMH nor Employee shall have any further rights, obligations or liabilities under the Prior Agreement or any other written or oral agreement relating to the subject matter hereof.

         28. IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above set forth.



                                                     AMERUS LIFE HOLDINGS, INC.



                                                     By: /s/ Roger K. Brooks
                                                        ------------------------
                                                     Name:  Roger K. Brooks
                                                     Title:    CEO



                                                     /s/ Marcia Hanson
                                                     ---------------------------
                                                     MARCIA S. HANSON


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